Exhibit 12.1

Pacific Capital Bancorp

Ratio of Earnings to Fixed Charges(1)

	Three Months Ended March 31, 2006	Years ended December 31,
		2005	2004	2003	2002	2001
	(Dollar amounts in thousands)
Ratio 1—Including Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations (before taxes)	$107,869	$158,297	$139,890	$118,013	$114,716	$89,787
Fixed charges	42,913	116,414	73,533	56,394	65,260	99,350
Capitalized interest	(16)	(661)	(250)	(114)	(216)	(111)
Total earnings available for fixed charges	$150,766	$274,050	$213,173	$174,293	$179,760	$189,026
Fixed charges(2):
Interest expense	41,953	111,505	69,211	53,933	62,799	97,226
Capitalized interest	16	661	250	114	216	111
Amortization of premium against interest income	103	1,201	1,247	—	—	—
Interest portion of rental expense	841	3,047	2,825	2,347	2,245	2,013
Total fixed charges	$42,913	$116,414	$73,533	$56,394	$65,260	$99,350

Ratio of earnings to fixed charges	3.51x	2.35x	2.90x	3.09x	2.75x	1.90x
Ratio 2—Excluding Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations (before taxes)	$107,869	$158,297	$139,890	$118,013	$114,716	$89,787
Fixed charges	42,913	116,414	73,533	56,394	65,260	99,350
Less interest on deposits	(25,528)	(72,955)	(42,142)	(36,161)	(46,904)	(83,061)
Capitalized interest	(16)	(661)	(250)	(114)	(216)	(111)
Total earnings available for fixed charges	$125,238	$201,095	$171,031	$138,132	$132,856	$105,965
Fixed charges(2):
Interest expense	41,953	111,505	69,211	53,933	62,799	97,226
Less interest on deposits	(25,528)	(72,955)	(42,142)	(36,161)	(46,904)	(83,061)
Capitalized interest	16	661	250	114	216	111
Amortization of premium against interest income	103	1,201	1,247	—	—	—
Interest portion of rental expense	841	3,047	2,825	2,347	2,245	2,013
Total fixed charges	$17,385	$43,459	$31,391	$20,233	$18,356	$16,289

Ratio of earnings to fixed charges	7.20x	4.63x	5.45x	6.83x	7.24x	6.51x

(1)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.”
(2)	“Fixed charges” consist of interest expense (including amortized premiums, discounts and capitalized expenses related to indebtedness) and the estimated component of rent expense.